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                                                        Exhibit 10.12




                              EMPLOYMENT AGREEMENT

                 THIS AGREEMENT, dated as of September 16, 1996, is made and entered into between Quarterdeck Corporation, a Delaware corporation ("Quarterdeck") and Joseph Fusco (the "Employee").

                 1. EMPLOYMENT. Quarterdeck shall employ the Employee and the Employee shall enter the employ of Quarterdeck. This Agreement shall have a term of two years unless sooner terminated in accordance with Section 5 of this Agreement; provided, however, that Quarterdeck may terminate this Agreement and Employee's employment "at will" subject to Section 5(c) hereof. At the end of such two-year period, this Agreement shall automatically be renewed for successive one-year periods unless within 30 days prior to the end of the two-year period or any successive one-year period either party gives the other party written notice of its desire not to renew this Agreement.

                 2. POSITION AND DUTIES. During the term of employment, the Employee shall be a full-time employee of Quarterdeck and shall devote all of his business time and attention to the performance of his duties to Quarterdeck. Employee shall initially serve as a Vice President of Quarterdeck and General Manager of the Utilities Business Unit.

                 3.       COMPENSATION AND RELATED MATTERS.

                          (a)     Annual Base Salary.  The Employee shall
receive an aggregate base salary ("Annual Base Salary") of One Hundred Thirty-Five Thousand Dollars ($135,000) per annum.

                          (b)     Bonus Compensation.  Employee shall be
eligible to receive an annual target bonus in an amount of Sixty-Seven Thousand Five Hundred Dollars ($67,500) ("Incentive Bonus Compensation"), payable on a quarterly basis, determined in accordance with the terms of the Management by Objective Plan of Quarterdeck, or any successor or replacement plan adopted by Quarterdeck and contingent upon attainment of objectives mutually agreed to by Employee and the Chief Executive Officer of Quarterdeck.

                          (c)     Benefits. On the first month of the following
30 days of employment, you will be eligible for health, dental, vision, life and long-term disability benefits subject to the terms, conditions, and limitations contained in the applicable plan documents which may be modified by Quarterdeck in the future. During the term of employment, the Employee shall be entitled to
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participate in or receive benefits under any other employee benefit plan generally made available by Quarterdeck to individuals at the level of Employee, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements for individuals at the level of Employee; provided, however, that Employee shall be entitled to four weeks paid vacation per year.

                          (d)     Expenses.  Quarterdeck shall reimburse the
Employee for all reasonable travel and other business expenses incurred by the Employee in the performance of his duties under this Agreement upon Employee's submission of appropriately itemized documentation thereof in accordance with Quarterdeck's reimbursement policy.

                          (e)     Options.  Employee will be granted options to
purchase 75,000 shares of the common stock of Quarterdeck under Quarterdeck's Employee Stock Option Plan. Such options shall be subject to approval of the Board of Directors of Quarterdeck or a committee thereof. The options shall have an exercise price equal to the fair market value of the Quarterdeck common stock on the date of grant. The options shall vest 25% per year over a four-year period.





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                 4.       COMPETITION.

                          (a)     The Employee agrees that for the term of this
Agreement and for the Severance Period (as defined below), if applicable, he shall not, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity, engage in any business that competes, directly or indirectly, with the business of Quarterdeck or any of its subsidiaries. Notwithstanding anything to the contrary herein, Employee may, without violating the provisions of this Section 4, purchase and hold up to 5% of any entity whose shares are publicly traded on the Nasdaq National Market or any U.S. stock exchange, whether or not such entity is engaged in a Competitive Business. In addition, Employee agrees that for a period of six months after the termination of his employment, Employee shall not recruit, attempt to hire, solicit, or assist others, in recruiting or hiring, any person who was an employee of or consultant to Quarterdeck or any of its subsidiaries at the time of termination of his employment or during a period of three months prior thereto. Any provision of this Section 4 that is deemed invalid or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions of this paragraph in such jurisdiction or rendering that or any other provisions of this Agreement invalid or unenforceable in any other jurisdiction. If any covenant should be deemed invalid or unenforceable because of its scope, geographical area or duration, or any combination thereof, such covenant shall be modified and reformed so that the scope, geographic area and duration of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid and enforceable.

                 5. TERMINATION. The Employee's employment hereunder may be terminated by Quarterdeck or the Employee, as applicable upon expiration of this Agreement pursuant to Section 1 of this Agreement, and under the following circumstances:

                          (a)     Death.  The Employee's employment hereunder
shall terminate upon his death. In the case of the Employee's death, Quarterdeck shall pay to the Employee's beneficiaries or estate, as appropriate, (i) promptly after the Employee's death, the unpaid Annual Base Salary to which he is entitled pursuant to subsection 3(a) prorated through the date of termination and (ii) as soon as practicable after the close of Quarterdeck's fiscal quarter in which the Employee's death occurs, a prorated portion of any unpaid Incentive Bonus Compensation. This subsection 5(a) shall not limit the entitlement of the Employee's estate or beneficiaries to any death or other benefits then available to the Employee under any life insurance or other benefit plan or policy which is maintained by Quarterdeck for the Employee's benefit.





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                          (b)     Cause.  Quarterdeck may terminate the
Employee's employment hereunder for Cause (as defined below). In the case of the Employee's termination for Cause, Quarterdeck shall promptly pay to the Employee the unpaid Annual Base Salary to which he is entitled pursuant to subsection 3(a) prorated through the date the Employee is terminated and the Employee shall be entitled to no other compensation. For purposes of this Agreement, Quarterdeck shall have "Cause" to terminate the Employee's employment hereunder upon a finding by the Board of Directors of Quarterdeck (the "Board") that the Employee has (1) engaged in acts or omissions with respect to Quarterdeck or the Company or any subsidiary of Quarterdeck or the Company which constitute intentional misconduct, fraud or dishonesty; (2) breached any non-competition covenant with the Company or Quarterdeck; (3) committed willful or intentional acts constituting a material breach of this Agreement; (4) been convicted of a felony or crime of moral turpitude or (5) committed other acts constituting intentional misconduct or dishonesty that in the reasonable discretion of the Board are likely to have a material adverse effect on the Company, (6) consistently failed to perform at a level commensurate with his position and compensation level or habitual neglect of duties, or (7) disregarded policies of Quarterdeck that cause material loss or damage to Quarterdeck.

                          (c)     At Will.  Quarterdeck may terminate the
Employee's employment hereunder "at will" at any time, provided, however, that if such termination is prior to the expiration of the term of this Agreement and is not for Cause, Quarterdeck shall (i) promptly pay to Employee the unpaid Annual Base Salary to which he is entitled pursuant to subsection 3(a) prorated through the date of termination, (ii) pay to Employee as soon as practicable after the close of Quarterdeck's fiscal quarter in which such termination occurs, a prorated portion of any unpaid Incentive Bonus Compensation to which he would have been entitled to, (iii) subject to continued compliance with
Section 4 and the other terms of this Agreement that by their terms remain applicable after termination of employment and execution of a release in a form reasonably satisfactory to Quarterdeck, pay to Employee six months (the "Severance Period") Annual Base Salary (at Employee's then current level), payable over such six-month period in accordance with Quarterdeck's normal payroll policy.

                          (d)     Disability.





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                                  (i)      If Quarterdeck determines in good
faith, after considering all relevant medical evidence, that the Employee has incurred a Disability (as defined below) during the term of employment, Quarterdeck shall give the Employee written notice of termination of the Employee's employment. In such event, the Employee's employment with Quarterdeck shall terminate effective upon receipt of such notice by the Employee. Quarterdeck shall pay to the Employee, upon the Employee's termination, the unpaid Annual Base Salary to which he is entitled pursuant to subsection 3(a) prorated through the Employee's termination. This subsection 5(c) shall not limit the entitlement of the Employee to any disability or other benefits then available to the Employee under any disability insurance or other benefit plan or policy which is maintained by Quarterdeck for the Employee's benefit.

                                  (ii)     For the purpose of this Section,
"Disability" shall mean the Employee's failure to perform his duties to Quarterdeck on a full-time basis for a total of six months during any twelve-month period as a result of incapacity due to a mental or physical illness or injury which is determined by a physician selected by the Board and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld, delayed or conditioned unreasonably).

                          (e)     Voluntarily by Employee.  Employee may
terminate her employment hereunder at any time upon 45 days' prior written notice to Quarterdeck. Quarterdeck shall pay to Employee, upon Employee's termination, the unpaid Annual Base Salary to which she is entitled pursuant to subsection 3(a) prorated through Employee's termination.



                          6.      CONFIDENTIAL INFORMATION.

                          6.1     Disclosure.  Employee may have knowledge of,
and during the term of this Agreement, Quarterdeck or its subsidiaries may supply to Employee, certain trade secrets and Confidential Information (as hereinafter defined). Employee agrees to limit its use of such material to what is necessary to perform the services under this Agreement and to abide by all restrictions imposed by Quarterdeck or its subsidiaries on the use of such material including the restrictions contained in this Agreement. Employee shall not, directly or indirectly, communicate, divulge, disclose, reveal, report, publish or transfer to any person or entity, or use to the detriment of Quarterdeck or use for the benefit of Employee or any other person or entity, or misuse in any way, any Confidential Information or trade secrets of Quarterdeck or its subsidiaries, without the prior written consent of the chief executive officer and the general counsel of Quarterdeck. Employee shall





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take such precautions as shall be reasonably calculated to keep strictly confidential such Confidential Information and trade secrets and to prevent the unauthorized disclosure thereof, provided, however, that Employee shall be entitled to disclose such Confidential Information, if necessary, in order to defend any claim under federal or state laws, rules or regulations or pursuant to an order of a court or government agency, provided, however, further that in the case of any such disclosure, the disclosure shall be limited to the greatest extent reasonably possible under the circumstances and Employee shall use his best efforts to provide Quarterdeck with sufficient advance notice prior to the disclosure to permit Quarterdeck to seek a protective order or other order protecting the Confidential Information from public disclosure. Employee agrees that all Confidential Information shall be the sole property of Quarterdeck (or, as applicable, its subsidiaries). After termination of this Agreement, Employee shall not utilize or divulge in any way such Confidential Information and trade secrets. Employee's obligations under this Section 6.1 shall continue beyond the termination of this Agreement for any reason. Employee's obligations hereunder are in addition to Employee's obligation under any other confidentiality agreement entered into between Quarterdeck and Employee.

                          6.2     Confidential Information.  For the purposes
of this Agreement, the term "Confidential Information" shall mean information or material proprietary to Quarterdeck or any related or affiliated person or entity or any information or material designated as Confidential Information by Quarterdeck or any related or affiliated person or entity, whether or not owned or developed by Quarterdeck, which Employee develops or which Employee may obtain knowledge of or access to, through or as a result of, Employee's prior or present relationship with Quarterdeck or any related or affiliated person or entity (including information conceived, originated, discovered or developed in whole or in part by Employee while acting hereunder). Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): information that has been created, discovered, developed, or otherwise has become known to Quarterdeck or its subsidiaries and/or in which property rights have been assigned or otherwise conveyed to Quarterdeck or its subsidiaries, which has commercial value in the businesses in which Quarterdeck is engaged including, without limitation, works of authorship, trade secrets, processes, software and firmware (including any operating programs, whether in object code, source code or any other form, whether or not embedded in a physical medium), magnetic media, prototypes, formulae, machines, components, inventions, creations, systems, designs, methods, materials, assembly techniques, structures, pending patent applications, compositions, improvements, ideas, specifications or arts relating to products and services, or to the manufacture, assembly, testing, sale and service of products and services, as well as financial projections, financing plans, marketing plans, strategies, forecasts, customer lists, and other business information related to present or prospective business activities of Quarterdeck or its subsidiaries, and documents, records, notebooks, drawings, photographs and similar repositories or representations of such information. The term "Confidential





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Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Employee in violation of this Agreement, (ii) is or becomes available to the Employee on a non-confidential basis from a source other than Quarterdeck, provided that such source is not known by the Employee to be furnishing such information to the Employee in violation of a confidentiality agreement with or other obligation of secrecy to Quarterdeck, or (iii) is derived from information that is not Confidential Information pursuant to any of the foregoing clauses and does not contain any Confidential Information.

                          6.3     Delivery Upon Termination.  Upon the
termination for whatever reason of this Agreement, Employee shall deliver to Quarterdeck all drawings, blueprints, computer disks, computer programs, notes, memoranda, specifications, designs, devices, documents, data, programs and other material of any nature containing or disclosing any Confidential Information or pertaining to Employee's work with Quarterdeck, in whatever form or media, and any reproduction of any of the foregoing.

                          6.4     Proprietary Information of Others.  Employee
represents that the performance by Employee of the terms of this Agreement do not, to the best of Employee's present knowledge and belief, and will not breach any confidential disclosure agreement with or duty owed to another person or entity. Further, Employee represents that he will not bring to Quarterdeck or use pursuant to this Agreement the proprietary information of another person or entity without first obtaining written authorization for the possession and use of such proprietary information from the owner thereof.

                          7.      ASSIGNMENT OF WORKS MADE FOR HIRE.  Employee
hereby agrees that any ideas or original works of authorship, in whole or in part conceived or made by Employee during or after the term of his relationship with Quarterdeck, which are made through the use of any Confidential Information, which relate to the Company's business or which result from any work performed by Employee for Quarterdeck shall be deemed to be "works made for hire" and that the Company shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code); provided, however, that in the event and to the extent such works are determined not to constitute "works made for hire" as a matter of law, Employee hereby irrevocably assigns and transfers to Quarterdeck all right, title and interest in such works, including but not limited to copyrights.





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                          8.      INJUNCTIVE RELIEF.  Employee acknowledges
that disclosure of any Confidential Information by Employee will give rise to irreparable injury to Quarterdeck, inadequately compensable in damages. Accordingly, in the event of an actual or threatened breach by Employee of the provisions of this Agreement, Quarterdeck shall be entitled to injunctive relief restraining Employee from such breach or threatened breach. Nothing herein shall be construed as prohibiting Quarterdeck from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Employee. Employee acknowledges and agrees that the covenants contained herein are necessary for the protection of Quarterdeck's legitimate business interests and are reasonable in scope and content.

                          9.      BINDING ON SUCCESSORS.  This Agreement shall
be binding upon and inure to the benefit of Quarterdeck, the Employee and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

                          10.     GOVERNING LAW.  This Agreement is being made
and executed in and is intended to be performed in the State of California and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without regard to the conflict of laws principles thereof.

                          11.     VALIDITY.  The invalidity or unenforceability
of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                          12.     NOTICES.  Any notice, request, claim, demand,
document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

                          (a)     If to Quarterdeck, addressed to the principal
offices of Quarterdeck to the attention of the Chief Executive Officer;

                          (b)     If to the Employee, to him at the address set
forth below under his signature;

or at any other address as any party shall have specified by notice in writing to the other parties.





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                          13.     COUNTERPARTS.  This Agreement may be executed
in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                          14.     ENTIRE AGREEMENT.  The terms of this
Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by Quarterdeck and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

                          15.     AMENDMENTS; WAIVERS.  This Agreement may not
be modified, amended, or terminated except by an instrument in writing, signed by the Employee and Quarterdeck. By an instrument in writing similarly executed, the Employee or Quarterdeck may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

                          16.     CUMULATIVE REMEDIES.  Each and all of the
several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default hereunder be construed as a waiver of any other default hereunder.



                          IN WITNESS WHEREOF, the parties have executed this
Agreement as of the date and year first above written.

                                EMPLOYEE:





                                Address:    __________________________________





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                                QUARTERDECK CORPORATION,

                                a Delaware corporation



                                By:___________________________________________

                                Name:_________________________________________

                                Title:________________________________________





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